Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Second Quarter 2018 Earnings; Increases Full Year 2018 Outlook

Dallas, July 19, 2018: Celanese Corporation (NYSE: CE), a global specialty materials company, today reported GAAP diluted earnings per share of $2.52, a second quarter record, and highest ever adjusted earnings per share of $2.90. Net sales in the quarter expanded 22 percent year over year to $1.8 billion. Robust pricing across the businesses led to the success this quarter. The Acetyl Chain captured opportunities by rapidly flexing its expansive network amid both industry supply disruptions and improved utilization rates. Engineered Materials continued to demonstrate the strength of its pipeline model through project commercializations, improved product mix, and higher pricing.
Second Quarter 2018 Financial Highlights:

	Three Months Ended June 30,
	2018	2017
		(As Adjusted)
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Engineered Materials	114	105
Acetate Tow	39	41
Acetyl Chain
Industrial Specialties	22	26
Acetyl Intermediates	251	109
Subtotal	273	135
Other Activities	(68)	(63)
Total	358	218

	Three Months Ended June 30,
	2018	2017
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	345	233

Adjusted EBIT(1)(2)
Engineered Materials	175	150
Acetate Tow	77	71
Acetyl Chain
Industrial Specialties	25	26
Acetyl Intermediates	252	106
Subtotal	277	132
Other Activities	(38)	(27)
Total	491	326

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Engineered Materials	54	38
Acetate Tow	33	28

Operating EBITDA(1)	573	401
Diluted EPS - continuing operations	$2.52	$1.72
Diluted EPS - total	$2.52	$1.66
Adjusted EPS(1)	$2.90	$1.79

Net cash provided by (used in) investing activities	(96)	(325)
Net cash provided by (used in) financing activities	(254)	21
Net cash provided by (used in) operating activities	585	298
Free cash flow(1)	500	240
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The Company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document referenced below.

Second Quarter 2018 Highlights:

•
Initiated the closure of the acetate tow manufacturing unit in Ocotlán, Jalisco, Mexico. The consolidation will strengthen competitive positioning, reduce costs, and align production capacities with anticipated industry demand.

•
Commercialized 733 Engineered Materials projects in the second quarter of 2018, a 34 percent increase over the second quarter of last year. On pace to deliver close to 3,000 project wins for the full year.

•
Launched the “Regulated Product” (RP) acetate tow category with an increased level of regulatory support and product testing, along with raw material and product traceability, for United States grades used in tobacco products.

•
Generated all-time record free cash flow of $500 million in the quarter on the strength of underlying earnings growth and strong accounts receivable and inventory performance relative to earnings levels.

•
Signed a Letter of Intent with Chengzhi Shareholding Co., Ltd. to sell the Nanjing ethanol unit to Chengzhi and advance the use of acetic acid-based ethanol as a clean energy source utilizing the TCX® ethanol process technology.

•	Announced capital efficient technology process improvements across acetyls manufacturing plants that add 140 kt of acetic acid and 150 kt of VAM through 2020.

•	Announced the addition of a new GUR® ultra-high molecular weight polyethylene (UHMW-PE) production line at the Nanjing, China manufacturing facility that is expected to add 15 kt of capacity by 2019.

•	Announced a capital efficient multi-phase de-bottlenecking project for POM production lines with completion of Phase I de-bottlenecking in 2020 and Phase II completion shortly thereafter.

Second Quarter 2018 Business Segment Overview
Engineered Materials (EM)
Engineered Materials delivered its second highest net sales of $664 million in the quarter, 22 percent higher than the prior year. GAAP operating profit in the second quarter was $114 million and segment income was $175 million. This growth in adjusted earnings resulted from the success of the opportunity pipeline, improved product mix, and recent acquisitions. 733 new projects were commercialized in the quarter, 34 percent more than in the prior year second quarter. Volume grew year over year with higher project commercializations, the Omni acquisition, and growth in Asia and the Americas. Growing demand for the ability to customize solutions supported by a broad range of polymers continues to drive growth for EM. Operating profit margin and segment income margin both dipped slightly lower year over year mainly due to acquisitions and cost inflation, partially offset by higher pricing across products. Affiliate earnings were $53 million and increased from the same quarter last year driven by MTBE pricing and higher economic interest in the Ibn Sina joint venture.

Acetate Tow
Acetate Tow GAAP operating profit was $39 million and segment income was $77 million in the second quarter. Volume and price in the quarter declined in the tow product line compared to the same quarter in 2017 due to lower industry capacity utilization and were partially offset by mix and productivity gains. Affiliate earnings grew by $5 million to $33 million due to the timing of dividend payments from the Chinese joint ventures.
Acetyl Chain
The Acetyl Chain’s net sales of $1.0 billion in the second quarter represented a 27 percent increase over the same quarter in 2017 driven by continued commercial momentum in the business. GAAP operating profit was $273 million and core income more than doubled year over year to $277 million, both all-time highs. Sustained improvements in the acetyl industry fundamentals allowed the business to considerably increase network activations compared to the same quarter in 2017. Record GAAP operating margin and core income margin of 26 percent were achieved through price increases across products and regions, led by acetic acid in Asia, which more than offset increases in raw material costs. Demand continues to be strong across all product lines and in all regions supporting higher volume and strong earnings.
Cash Flow and Tax
Operating cash flow in the second quarter was $585 million. Free cash flow was $500 million, driven by robust underlying business results and strong accounts receivable and inventory performance relative to earnings. The company is on pace to deliver free cash flow exceeding $1 billion for all of 2018. Capital expenditures were $79 million in the quarter for a total of $165 million in the first half, driven by a number of organic capacity expansion projects across the businesses. A total of $173 million in cash was returned to shareholders, with $100 million in share buybacks and $73 million in dividends.
The effective US GAAP tax rate was 22 percent compared to 14 percent in the second quarter of 2017 driven mainly by adjustments to valuation allowances on foreign tax credits. The tax rate for adjusted EPS was 14 percent, 2 percent lower year over year for the quarter, primarily due to the Tax Cuts and Jobs Act.
Outlook
"Success in the second quarter of 2018 came from applying our unique commercial approach to steady demand increments and tight market fundamentals across our businesses," said Mark Rohr, chairman and chief executive officer. "In Engineered Materials, the project pipeline model continues to advance by custom-matching our full breadth of polymer solutions to individual customer needs with increasing efficiency. In the Acetyl Chain, a continuation of tightened supply and demand dynamics has presented new opportunities to apply our business model. For the year, Acetate Tow earnings are expected to remain relatively flat to the prior year. In the Acetyl Chain we anticipate the momentum to carry into the third quarter with normal seasonality in the fourth quarter. Considering these factors, we are increasing our expectations for 2018 adjusted earnings to roughly $10.50-$10.75 per share and free cash flow greater than $1 billion."
We are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical.
The Company's earnings presentation and prepared remarks related to the second quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on July 19, 2018. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on the website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Surabhi Varshney	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 3078	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Surabhi.Varshney@celanese.com	William.Jacobsen@celanese.com	Jens.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700  employees worldwide and had 2017 net sales of $6.1 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, synergies, performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's four business segments, Engineered Materials, Acetate Tow, Industrial Specialties and Acetyl Intermediates, with one subtotal reflecting our core, the Acetyl Chain, which is based on similarities among customers, business models and technical processes. The Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Adjusted EBIT by core (i.e., the Acetyl Chain) may also be referred to by management as core income. Adjusted EBIT margin by core may also be referred to by management as core income margin. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about July 19, 2018 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended June 30,
	2018	2017
		(As Adjusted)
	(In $ millions, except share and per share data)
Net sales	1,844	1,510
Cost of sales	(1,323)	(1,145)
Gross profit	521	365
Selling, general and administrative expenses	(136)	(117)
Amortization of intangible assets	(7)	(5)
Research and development expenses	(18)	(17)
Other (charges) gains, net	(3)	(2)
Foreign exchange gain (loss), net	3	(4)
Gain (loss) on disposition of businesses and assets, net	(2)	(2)
Operating profit (loss)	358	218
Equity in net earnings (loss) of affiliates	56	38
Non-operating pension and other postretirement employee benefit (expense) income	26	22
Interest expense	(32)	(30)
Interest income	—	1
Dividend income - cost investments	34	29
Other income (expense), net	—	3
Earnings (loss) from continuing operations before tax	442	281
Income tax (provision) benefit	(97)	(40)
Earnings (loss) from continuing operations	345	241
Earnings (loss) from operation of discontinued operations	—	(9)
Income tax (provision) benefit from discontinued operations	—	1
Earnings (loss) from discontinued operations	—	(8)
Net earnings (loss)	345	233
Net (earnings) loss attributable to noncontrolling interests	(1)	(2)
Net earnings (loss) attributable to Celanese Corporation	344	231
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	344	239
Earnings (loss) from discontinued operations	—	(8)
Net earnings (loss)	344	231
Earnings (loss) per common share - basic
Continuing operations	2.54	1.73
Discontinued operations	—	(0.06)
Net earnings (loss) - basic	2.54	1.67
Earnings (loss) per common share - diluted
Continuing operations	2.52	1.72
Discontinued operations	—	(0.06)
Net earnings (loss) - diluted	2.52	1.66
Weighted average shares (in millions)
Basic	135.6	138.6
Diluted	136.3	139.0

Consolidated Balance Sheets - Unaudited

	As of June 30, 2018	As of December 31, 2017
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	708	576
Trade receivables - third party and affiliates, net	1,156	986
Non-trade receivables, net	289	244
Inventories	917	900
Marketable securities, at fair value	32	32
Other assets	51	54
Total current assets	3,153	2,792
Investments in affiliates	963	976
Property, plant and equipment, net	3,724	3,762
Deferred income taxes	163	366
Other assets	392	338
Goodwill	1,069	1,003
Intangible assets, net	325	301
Total assets	9,789	9,538
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	366	326
Trade payables - third party and affiliates	819	807
Other liabilities	314	354
Income taxes payable	111	72
Total current liabilities	1,610	1,559
Long-term debt, net of unamortized deferred financing costs	3,228	3,315
Deferred income taxes	248	211
Uncertain tax positions	149	156
Benefit obligations	557	585
Other liabilities	210	413
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(2,131)	(2,031)
Additional paid-in capital	208	175
Retained earnings	5,491	4,920
Accumulated other comprehensive income (loss), net	(188)	(177)
Total Celanese Corporation stockholders' equity	3,380	2,887
Noncontrolling interests	407	412
Total equity	3,787	3,299
Total liabilities and equity	9,789	9,538